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                                                                    EXHIBIT 23.1

The Board of Directors
Packeteer, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (File Nos. 333-102739, 333-99171, 333-65212 and 333-47638) of Packeteer,
Inc. of our report dated January 16, 2003, relating to the consolidated balance sheets of Packeteer, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive (loss) income, and cash flows for each of the years in the three year period ended December 31, 2002 which report appears in the December 31, 2002, annual report on Form 10-K of Packeteer, Inc.

                                            /s/ KPMG LLP

Mountain View, California
March 20, 2003